Pricing Supplement No. 2022—USNCH12998 to Product Supplement No. EA-03-08 dated May 11, 2021,

Underlying Supplement No. 10 dated May 11, 2021, Prospectus Supplement and Prospectus each dated May 11, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-255302 and 333-255302-03

Dated July 18, 2022

Citigroup Global Markets Holdings Inc. $3,027,000 Autocallable Market Linked Notes

Linked to the S&P 500® Index Due July 20, 2027

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Autocallable Market Linked Notes offered by this pricing supplement (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the S&P 500® Index (the “underlying”). If the closing level of the underlying on the interim valuation date is greater than or equal to the initial underlying level, we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus the call return specified below. If the notes are not automatically called, the amount you receive at maturity will depend on the underlying return. If the underlying return is positive, the issuer will repay the stated principal amount of the notes at maturity and pay a return equal to the underlying return. If the underlying return is zero or negative, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Investing in the notes involves significant risks. The notes do not pay interest. You will not receive dividends or other distributions paid on any stocks included in the underlying. If the notes have not been called, the repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑ Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus the call return if the closing level of the underlying on the interim valuation date is greater than or equal to the initial underlying level.

❑ Growth Potential — If the notes are not automatically called and the underlying return is positive, the issuer will repay the stated principal amount of the notes at maturity and pay a return equal to the underlying return.

❑ Repayment of Principal at Maturity — If the notes are not automatically called and the underlying return is zero or negative, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. If the notes have not been called, the repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

	Strike date	July 15, 2022
	Trade date	July 18, 2022
	Settlement date	July 20, 2022
	Interim valuation date[1]	July 22, 2024
	Final valuation date[1]	July 15, 2027
	Maturity date	July 20, 2027
[1] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THERE IS CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES.

Notes Offering

We are offering Autocallable Market Linked Notes Linked to the S&P 500® Index. Any payment on the notes will be determined by the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlying	Initial Underlying Level	Call Return	CUSIP/ ISIN
S&P 500® Index (Ticker: SPX)	3,863.16	15.75% of the stated principal amount	17330PJ59 / US17330PJ597

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$25.00	$975.00
Total	$3,027,000.00	$75,675.00	$2,951,325.00

(1)	On the date of this pricing supplement, the estimated value of the notes is $964.00 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2)	The underwriting discount is $25.00 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $975.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $975.00 per note. UBS will receive an underwriting discount of $25.00 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-03-08 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007048/dp150746_424b2-pp0308.htm

♦	Underlying Supplement No. 10 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

♦	Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Autocallable Market Linked Notes Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The S&P 500® Index” beginning on page PS-9 of this pricing supplement, “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions— The S&P U.S. Indices” beginning on page US-67 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:	The notes may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the notes.

♦  You believe the closing level of the underlying will be greater than or equal to the initial underlying level on the interim valuation date or the final valuation date.

♦  You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦  You are willing to hold notes that will be called on the interim valuation date if the closing level of the underlying on such date is greater than or equal to the initial underlying level, and you are otherwise willing to hold such notes to maturity.

♦  You understand and accept that, if the notes are automatically called, you will not participate in any appreciation in the level of the underlying and your potential return is limited to the call return.

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the notes.

♦  You understand and accept the risks associated with the underlying.

♦  You are willing to invest in the notes based on the call return indicated on the cover page of this pricing supplement.

♦  You accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦  You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦  You do not fully understand the risks inherent in an investment in the notes.

♦  You do not believe the closing level of the underlying will be greater than or equal to the initial underlying level on the interim valuation date or the final valuation date.

♦  You believe that the level of the underlying will decline during the term of the notes and the final underlying level is likely to close below the initial underlying level on the final valuation date.

♦  You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦  You do not understand or accept that, if the notes are automatically called, you will not participate in any appreciation in the level of the underlying and your potential return is limited to the call return.

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the notes.

♦  You do not understand or accept the risks associated with the underlying.

♦  You are unwilling to invest in the notes based on the call return indicated on the cover page of this pricing supplement.

♦  You are unable or unwilling to hold notes that will be called on the interim valuation date if the closing level of the underlying on such date is greater than or equal to the initial underlying level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦  You seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount	$1,000.00 per note
Term	5 years, unless called earlier
Strike date	July 15, 2022
Trade date	July 18, 2022
Settlement date	July 20, 2022
Interim valuation date[1]	July 22, 2024
Final valuation date[1]	July 15, 2027
Maturity date	July 20, 2027
Underlying	S&P 500® Index (Ticker: SPX)
Automatic call feature

The notes will be automatically called if the closing level of the underlying on the interim valuation date is greater than or equal to the initial underlying level.

If the notes are automatically called, we will pay you on the call settlement date a cash payment per $1,000.00 stated principal amount of each note equal to the call price.

After the notes are automatically called, no further payments will be made on the notes.

Call return	15.75% of the stated principal amount.
Call price	The call price will be calculated based on the following formula: $1,000.00 + call return
Call settlement date	Three (3) business days following the interim valuation date
Payment at maturity (per $1,000.00 stated principal amount of notes)

If the notes are not automatically called and the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of notes that provides you with the stated principal amount of $1,000.00 plus a return equal to the underlying return, calculated as follows:

$1,000.00 × (1 + the underlying return)

If the notes have are not automatically called and the underlying return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity of:

$1,000.00 per note

In this scenario, you will not receive any return on your investment.

Underlying return	final underlying level – initial underlying level initial underlying level
Initial underlying	-The closing level of the underlying on the strike date,
level	as specified on the cover page of this pricing supplement.
Final underlying level	The closing level of the underlying on the final valuation date

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date:	The closing level of the underlying (initial underlying level) is observed and the call return is set.

Interim valuation date:

The notes will be automatically called if the closing level of the underlying on the interim valuation date is greater than or equal to the initial underlying level.

If the notes are automatically called, we will pay the call price, equal to the stated principal amount plus the call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date:

The final underlying level is determined on the final valuation date and the underlying return is calculated.

If the notes are not automatically called and the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of notes that provides you with the stated principal amount of $1,000.00 plus a return equal to the underlying return, calculated as follows:

$1,000.00 × (1 + the underlying return)

If the notes have are not automatically called and the underlying return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity of:

$1,000.00 per note

In this scenario, you will not receive any return on your investment.

_______________

[1]	Subject to postponement as described under “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may not receive any return on your investment in the notes — If the notes are not called prior to maturity, you will receive a positive return on your investment in the notes only if the underlying appreciates from the initial underlying level to the final underlying level. If the notes are not automatically called and the final underlying level is less than the initial underlying level, you will receive only the stated principal amount of $1,000.00 for each note you hold at maturity and will not receive any return on your investment. As the notes do not pay any interest, even if the underlying appreciates from the initial underlying level to the final underlying level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

♦	The appreciation potential of the notes is limited if the notes are automatically called — Your potential total return on the notes upon automatic call is limited to the call return, which will only be received if the notes are called. If the notes are called prior to maturity, you will not participate in any potential appreciation of the underlying. As a result, the return on an investment in the notes if the notes are automatically called may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	The initial underlying level, which was set on the strike date, may be higher than the closing level of the underlying on the trade date — If the closing level of the underlying on the trade date is less than the initial underlying level that was set on the strike date, the terms of the notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the notes but with the initial underlying level set on the trade date.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Sale of the notes prior to maturity may result in a loss of principal — If the notes are not called, you will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

♦	Although the notes provide for the repayment of the stated principal amount at maturity if the notes are not called prior to maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying level to the final underlying level — This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes (unless called earlier). You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute the underlying. Dividend or distribution yield on the stocks that constitute the underlying would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlying, but will not be reflected in the performance of the underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the level of the underlying).

♦	The performance of the notes will depend on the closing level of the underlying solely on the interim and final valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing level of the underlying only on the interim and final valuation dates. Your notes will be automatically called prior to maturity if the closing level of the underlying on the interim valuation date is greater than or equal to the initial underlying level, even if the closing level of the underlying is less than the initial underlying level on other days during the term of the notes. Because the performance of the notes depends on the closing level of the underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing level of the underlying, particularly around the interim and final valuation dates. You should understand that the level of the underlying has historically been highly volatile. See “The S&P 500® Index” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — If the closing level of the underlying on the interim valuation date is greater than or equal to the initial underlying level, your notes will be automatically called. Thus, the term of the notes may be limited to as short as two years. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying, the dividend yields on the stocks that constitute the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the level of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the interim or final valuation date, determining whether to postpone that valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying may affect the value of your notes — S&P Dow Jones Indices LLC (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the notes.

Hypothetical Examples of Payment at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial underlying level to the final underlying level. The examples below assume that the notes are not automatically called on the interim valuation date. If the notes are automatically called, you will receive the stated principal amount plus the call return on the call settlement date.

Investors in the notes will not receive any dividends on the stocks that constitute the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying” above.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000.00 stated principal amount of notes for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying level of 100.00 and no earlier automatic call. The actual initial underlying level is listed on the cover page of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and are not the actual returns applicable to a purchaser of the notes. The actual payment at maturity will be determined based on the final underlying level on the final valuation date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Notes at Maturity(1)
200.00	100.00%	$2,000.00	100.00%
190.00	90.00%	$1,900.00	90.00%
180.00	80.00%	$1,800.00	80.00%
170.00	70.00%	$1,700.00	70.00%
160.00	60.00%	$1,600.00	60.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%

70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

1 The “Total Return on Notes at Maturity” is calculated as (a) the payment at maturity per note minus the $1,000.00 issue price per note divided by (b) the $1,000.00 issue price per note.

Example 1 — The final underlying level of 110.00 is greater than the initial underlying level of 100.00, resulting in an underlying return of 10.00%. Because the underlying return is positive, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $1,100.00 per $1,000.00 stated principal amount of notes (a total return at maturity of 10.00%*), calculated as follows:

$1,000.00 × (1 + the underlying return)

$1,000.00 × (1 + 10.00%) = $1,100.00

Example 2 — The final underlying level of 50.00 is less than the initial underlying level of 100.00 (resulting in an underlying return of -50.00%). Because the underlying return is negative, Citigroup Global Markets Holdings Inc. would pay you the $1,000.00 stated principal amount per note (a total return at maturity of 0.00%*).

If the final underlying level is less than the initial underlying level, the issuer will repay you the $1,000.00 stated principal amount per note at maturity, but you will not receive any return on your investment. Any payment on the notes, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per note minus the $1,000.00 issue price per note divided by (b) the $1,000.00 issue price per note.

The S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2012 to July 18, 2022. The closing level of the S&P 500® Index on July 18, 2022 was 3,830.85. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our determination of the comparable yield is based on the maturity date. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 4.705%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,261.850 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD			OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue Date	—	December 31, 2022	$20.911	$20.911
January 1, 2023	—	June 30, 2023	$24.017	$44.928
July 1, 2023	—	December 31, 2023	$24.582	$69.510
January 1, 2024	—	June 30, 2024	$25.160	$94.670
July 1, 2024	—	December 31, 2024	$25.752	$120.422
January 1, 2025	—	June 30, 2025	$26.358	$146.780
July 1, 2025	—	December 31, 2025	$26.978	$173.758
January 1, 2026	—	June 30, 2026	$27.613	$201.371
July 1, 2026	—	December 31, 2026	$28.262	$229.633
January 1, 2027	—	June 30, 2027	$28.927	$258.560
July 1, 2027	—	Maturity Date	$3.290	$261.850

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $25.00 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $975.00 per note. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. UBS will receive an underwriting discount of $25.00 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately eight months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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